SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY
           STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS




                        Three Months Ended     Nine Months Ended
                              March 31,             March 31,
                         1997        1996       1997       1996
Primary
 Average shares
  outstanding          1,558,744  1,658,728  1,595,554  1,653,627
 Net effect of dilutive
 stock options - based
 on the treasury stock
 method using average
 market price            35,306     44,972      35,307    39,732

       Total          1,594,050  1,703,700   1,630,861 1,693,359

Net income          $   415,132    454,350    741,437  1,059,459

Earnings per share  $       .26        .27         .45        .63



Fully Diluted
 Average shares
  outstanding         1,558,744  1,658,728   1,595,554  1,653,627

Net effect of dilutive
 stock options - based
 on the treasury stock
 method using the period
 end market price, if
 greater than average
 market price            39,326     44,972      39,069     40,649

Total                 1,598,070  1,703,700   1,634,623  1,694,276

Net income          $   415,132    454,350     741,437  1,059,459

Earnings per share  $       .26        .27         .45        .63